UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2012

Castwell Precast Corporation

(Exact name of registrant as specified in its charter)

Nevada	333-144620	20-2722022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5641 South Magic Drive, Murray, Utah	84107
(Address of Principal Executive Offices)	(Zip Code)

(801) 599-5443

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On January 17, 2012, Castwell Precast Corporation (the “Company”) entered into an Agreement and Plan of Contribution among the Company, Summer Energy, LLC, a Texas limited liability company (“Summer”), and the members of Summer (the “Contribution Agreement”), which generally provides for the Company’s acquisition of Summer in exchange for shares of the Company’s common stock.  Closing of the transactions contemplated by the Contribution Agreement is subject to several significant conditions and no assurances can be given that such conditions will be satisfied or that the acquisition will be completed.

Summer is a Houston, Texas based limited liability company that was recently organized in April, 2011 to engage in business as a retail electric provider (“REP”) in the State of Texas.  The Texas regulatory structure permits REPs to procure and sell electricity at unregulated prices and pay to the local transmission and distribution utilities a regulated tariff rate for delivering electricity to the customers.  Summer plans to initially sell electricity and provide the related service transactions, billing, customer service, collections and remittance services to residential and commercial customers in certain markets within the state of Texas and will seek to compete in such markets by offering its customers lower electricity rates, flexible payment and pricing choices, simple offers with understandable terms and responsive customer service.  Summer was awarded a license by the Texas Public Utility Commission (“TPUC”) to become a REP in September 2011 but has not yet commenced operations.  As of September 30, 2011, Summer reported total members’ equity of approximately $2,400,000.  There is no material relationship between the Company or its affiliates and Summer and its affiliates other than the Contribution Agreement.

The Contribution Agreement generally provides that prior to closing of the transaction, the Company will effect a 1-for-4 reverse stock split in its issued and outstanding shares of common stock and cause certain stockholders to return to the Company for cancellation 237,500 post-split shares of the Company’s common stock.  As a result, immediately prior to closing there will be 807,087 post-split shares of the Company’s common stock outstanding and 25,000 post-split shares reserved for issuance upon the exercise of outstanding warrants.  At closing the Company will issue 9,697,624 post-split shares of its common stock to the members of Summer on a 1-for-1 basis in exchange for their Summer membership interest units.  The outstanding warrants and convertible obligations of Summer will be converted into the right to receive shares of the Company’s common stock on the same terms and conditions as contained in such warrants and convertible obligations.  The Contribution Agreement also provides that prior to closing the Company will amend its articles of incorporation to implement the reverse stock split, change the name of the Company to “Summer Energy Holdings” or some derivation thereof, and increase the Company’s authorized capital.   The Contribution Agreement also provides that the Company will adopt a stock option and stock award plan in a form acceptable to Summer.  At closing, the Company’s current officers and directors will resign from their positions and the persons designated by Summer will be appointed as the new officers and directors of the Company.  The shares of the Company’s common stock to be issued to the Summer Members will constitute restricted securities that have not been registered under the Securities Act of 1933, as amended, and are being issued in reliance upon exemptions from the registration requirements thereof.

Closing of the acquisition is subject to several significant conditions including the approval of the transaction by the TPUC, the approval of the transaction and related corporate actions by the Company’s stockholders, the approval by FINRA of the corporate actions to be effected by the Company, the preparation of financial statements of Summer meeting the requirements of the Contribution Agreement, and other customary conditions to closing.  There can be no assurance that such conditions will be satisfied or waived or that the acquisition will be completed.

After giving effect to the reverse stock split and cancellation of shares, the Summer members would hold 9,697,624 shares or approximately 92.3% of the 10,504,711 shares of the Company’s common stock to be outstanding following the completion of such actions, without giving effect to the outstanding warrants and convertible obligations of either party.  As such, the Contribution Agreement will result in a change of control of the Company and, following the consummation thereof, the Summer Members will be able to elect directors and control the policies and practices of the Company.  It is anticipated that the transaction will be accounted for as a reverse acquisition for accounting purposes.

The foregoing summary of selected provisions of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, a copy of which is filed as an exhibit to this report and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits

(d)  Exhibits.  The following documents are included as exhibits to this report:

Exhibit	SEC Ref.
No.	No.	Title of Document	Location

10.1	10	Agreement and Plan of Contribution dated	This Filing
		as of January 17, 2012 among Castwell
		Precast Corporation, Summer Energy, LLC
		and the members of Summer Energy, LLC.*

* The schedules and similar attachments to the Agreement and Plan of Contribution are not included in the exhibit in accordance with Item 601(b)(2) of Regulation SK.  The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASTWELL PRECAST CORPORATION

Date: January 18, 2012

By:  /s/ Jason Haislip

Jason Haislip

President

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